Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8: No. 333-135011, No. 33-12208, No. 33-29185, No. 33-30020, No. 33-49230 and No. 33-49232) pertaining to the Capital Accumulation Plan of The Chubb Corporation and in the related Prospectuses of our report dated June 12, 2009 with respect to the financial statements and supplemental schedule of the Capital Accumulation Plan of The Chubb Corporation as of December 31, 2008 included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ ERNST & YOUNG LLP
New York, New York
June 26, 2009

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